EXHIBIT 99.1

Pericom Semiconductor Acquires PTI, an Asian Supplier of Timing, Power Management, and Analog Switch IC Products

PTI expands Pericom’s penetration in Asian telecom, consumer, and ultra mobility market segments and customer base.

San Jose, Calif. – August 9, 2010 – Pericom Semiconductor Corporation (NASDAQ: PSEM), announced today that it has entered into a definitive agreement to acquire all remaining outstanding shares of Pericom Technology, Inc. (“PTI”) for up to approximately $35 million in cash.

Pericom previously held a 40.6% ownership in PTI on a fully diluted basis and accounted for its investment in PTI using the equity method due to Pericom’s significant influence over its operations.  PTI is a fabless IC provider of timing, power management, and analog switch products that are sold primarily to Asian telecom, consumer, and ultra-mobility market segments.  The company was incorporated in the British Virgin Islands in 1994, and is headquartered in Hong Kong, with significant operations in Shanghai and Shenzhen, People’s Republic of China.

PTI has just concluded a very successful fiscal year 2010 with net revenues of $17.9 million, gross margin and operating margin of 51% and 26% respectively, and cash and marketable securities of $19.9 million at the end of fiscal year 2010.  PTI has 99 employees and will provide Pericom with an experienced operating management team to further expand its China operations, and also includes a low cost supply chain.  PTI also adds new power management technology, complementary timing and analog switch technology, and new IP to Pericom’s technology portfolio.

Timing, switching and power management products for telecom, consumer and ultra mobility markets account for the majority of PTI’s sales.  These product families and end markets will remain as key focus for new business development going forward.

"Our acquisition of PTI is a key step in our continued corporate growth plan”, said Alex Hui, president and CEO of Pericom Semiconductor. "PTI brings technology, operational, market, and financial synergies to Pericom. This acquisition provides Pericom with a strong and stable platform in China to expand our design, applications and operations functions to capture business opportunities in the large growing Greater China market with strong local presence at competitive cost. We will enhance shareholder value as we leverage our combined resources to serve our top tier customers who are also investing heavily in the region.”

"PTI has established a very solid presence in our focus customer base, and our full integration with Pericom allows us to more rapidly expand our presence and accelerate our joint revenue growth”, said Dr. C.N. Chow, general manager of PTI.

Under the terms of the agreement, Pericom will pay approximately $29 million in upfront cash consideration for the remaining 59.4%, a potential working capital adjustment amount that will be determined as of the closing, and up to an additional $6 million in earn-out consideration and bonus payments based upon the achievement of certain milestones during the first twelve months after the closing.  Pericom’s strong cash position allows for the acquisition to be consummated with only cash.  The transaction is estimated to close during the latter part of Q1 fiscal year 2011, and is also expected to be accretive in the first quarter of consolidation with Pericom results.

Alex Hui and John Hui, who are both directors of Pericom, are also directors and shareholders of PTI.  Due to their interests in the company, Pericom formed a Special Committee of the Board of Directors to consider this acquisition and to negotiate the transaction terms and conditions.  The Special Committee of the Board of Directors retained independent financial advisor, Houlihan Lokey Capital, Inc., to assist with the acquisition.

Pericom has a scheduled conference call on August 9, 2010 at 1:30 p.m. Pacific Time to announce the fourth quarter and annual 2010 results.  At that time, Pericom will also discuss the PTI acquisition.

About Pericom:
Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with complete solutions for computing, communications and consumer market segments. Pericom’s integrated circuits and frequency control products provide the connectivity, timing and conditioning of high-speed signals required by today's electronic applications. Corporate headquarters are in San Jose, Calif., with design centers, sales and support offices around the globe.  Website:  www.pericom.com

About PTI:
Pericom Technology, Inc. is a leading provider of timing, switching and power management IC products for telecom, consumer, and ultra mobility end markets. Corporate headquarters are in Hong Kong, with offices and operations in Shanghai and Shenzhen, People’s Republic of China.  Website:  www.pti-ic.com

All trademarks are property of their respective owners.

Press contact:
Aaron Tachibana
Chief Financial Officer
Pericom Semiconductor
San Jose, California USA
408-435-0800 x 273